Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16837, Form S-8 No. 333-56089, Form S-3 No. 333-87063, Form S-3 No. 333-15407, Form S-3 No. 333-62855, Form S-3 No. 333-87219, Form S-3 No. 333-103755, Form S-3 No. 333-107413 and Form S-8 No. 333-115290) of AvalonBay Communities, Inc. and in the related Prospectuses of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc., AvalonBay Communities, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia
March 9, 2005